Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements and the historical consolidated financial statements of BIZ Interactive Zone, Inc. (BIZ), combined and adjusted to give effect to the merger. Upon consummation of the merger, each outstanding share of BIZ common stock, except for any dissenting shares, will be converted into 0.4751248 shares of our common stock, and each outstanding share of Series B Preferred Stock, except for any dissenting shares, will be converted into 0.8564122 shares of our common stock.

         The following unaudited pro forma combined statements of operations for the periods ended December 31, 2000 and March 31, 2001 give effect to the merger as if it had occurred at the beginning of the period presented, January 1, 2000. The unaudited pro forma combined statement of operations for the period ended December 31, 2000 was prepared based on the audited consolidated statement of operations of SSP Solutions, Inc. (SSP, formerly Litronic Inc.) for the year ended December 31, 2000 and the audited consolidated statement of operations of BIZ for the period from April 30, 2000 (inception) to December 31, 2000. The unaudited pro forma combined statement of operations for the three month period ended March 31, 2001 was prepared based on the unaudited consolidated statements of operations of SSP and BIZ.

         The following unaudited pro forma combined balance sheet at March 31, 2001 gives effect to the merger and the related transactions as if they had occurred on that date and was prepared based upon the unaudited consolidated balance sheets of SSP and BIZ as of March 31, 2001.

         The unaudited pro forma combined financial information should be read in conjunction with the SSP audited consolidated financial statements and unaudited interim consolidated financial statements and the BIZ audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes to each of the above, which are set forth in Appendices C and D, respectively, to the Registrant’s proxy statement, which is incorporated herein by this reference.

         The unaudited pro forma combined financial information presented below does not reflect future events that may occur after the merger. SSP believes that operating synergies between SSP and BIZ will be realized after the merger. However, for purposes of the unaudited pro forma combined financial information presented below, these synergies have not been reflected because there can be no assurance that such synergies, if any, will be achieved.

         The unaudited pro forma combined financial information is not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the merger occurred at the beginning of the periods presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

SSP Solutions, Inc. and BIZ Interactive Zone, Inc.
Unaudited Pro Forma Combined Balance Sheet
(Dollars in thousands, except per share data)

	March 31, 2001

	Historical	Historical
	SSP	BIZ Interactive	Pro Forma			Pro Forma
	Solutions, Inc.	Zone, Inc.	Adjustments(A)(C)			Combined

Assets:

Current assets:

Cash and cash equivalents	$3,885	$36		$2,480	(H)	$6,401

Investments	—	8,760		(3,480	) (H)	5,280

Accounts and other receivables, net	1,719	17				1,736

Inventories, net	728	88				816

Prepaid expenses	516	47				563

Other current assets	385	22				407

Total current assets	7,233	8,970		(1,000)		15,203

Property and equipment, net	666	125				791

Other assets	204	9				213

Goodwill and other intangibles	760	—		54,404	(A)	55,914

				750	(E)

	$8,863	$9,104		$54,154		$72,121

Liabilities and Stockholders’ Equity (deficiency):

Current liabilities:

Note payable to related party	$—	$918	$			$918

Current installments of long-term debt	1,149	—				1,149

Accounts payable	1,865	1,870				3,735

Accrued liabilities	1,269	137		750	(E)	2,156

Deferred revenue	217	—				217

Total current liabilities	4,500	2,925		750		8,175

Deferred revenue	188	—				188

Total liabilities	4,688	2,925		750		8,363

Series A preferred stock	—	1,000		(1,000	) (H)	—

Stockholders’ equity (deficiency):

Preferred stock	—	16,000		(16,000	) (A)	—

Common stock	97	16		109	(A)	206

				(16	) (A)

Additional paid-in capital	52,837	3,912		69,580	(A)	122,417

				(3,912	) (A)

Deferred compensation	—	(2,657)		(29	) (F)	(2,686)

Note receivable from shareholder	—	(500)				(500)

Unrealized loss from securities	—	(3,620)				(3,620)

Accumulated deficit				7,972	(A)

	(48,759)	(7,972)		(3,300	) (J)	(52,059)

Total stockholders’ equity	4,175	5,179		54,404		63,758

	$8,863	$9,104		$54,154		$72,121

SSP Solutions, Inc. and BIZ Interactive Zone, Inc.
Unaudited Pro Forma Combined Statement of Operations
(in thousands, except per share data)

	Three Months Ended March 31, 2001

		Historical
	Historical	BIZ
	SSP	Interactive		Pro Forma			Pro Forma
	Solutions, Inc.	Zone, Inc.		Adjustments(A)(I)			Combined

Revenues:

Product	$4,144	$—		$			$4,144

License and service	334	—					334

Total revenues	4,478	—					4,478

Costs and expenses:

Cost of sales — product	3,066	—					3,066

Cost of sales — license and service	133	—					133

Selling, general, and administrative	1,773	720	(G)		1	(F)	2,494

Research and development	1,843	1,435	(G)		1	(F)	3,279

Amortization of goodwill and other intangibles	23	—			391	(B)	414

Operating loss	(2,360)	(2,155)			(393)		(4908)

Interest expense (income), net	16	(7)					9

Realized loss of trading securities	—	3,620					3,620

Loss before income taxes	(2,376)	(5,768)			(393)		(8,537)

Provision for income taxes	—	—				(C)	—

Net loss	$(2,376)	$(5,768)			$(393)		$(8,537)

Net loss per share:

Basic and diluted	$(0.24)	$(0.35)					$(0.41)

Number of shares used in per share computations:

Basic and diluted					(16,400	) (D)

	9,747	16,400			10,875	(D)	20,622

SSP Solutions, Inc. and BIZ Interactive Zone, Inc.
Unaudited Pro Forma Combined Statement of Operations
( in thousands, except per share data)

	Year Ended December 31, 2000

		Historical
	Historical	BIZ
	SSP	Interactive		Pro Forma			Pro Forma
	Solutions, Inc.	Zone, Inc.		Adjustments (A)(I)			Combined

Revenues:

Product	$37,421	$—		$			$37,421

License and service	1,935	—					1,935

Total revenues	39,356	—					39,356

Costs and expenses:

Cost of sales — product	30,481	—					30,481

Cost of sales — license and service	679	—					679

Selling, general, and administrative	9,559	1,508	(G)		4	(F)	11,071

Research and development	5,800	709	(G)		3	(F)	6,512

Impairment of goodwill and other intangibles	31,415	—					31,415

Amortization of goodwill and other intangibles	2,828	—			1,563	(B)	4,391

Operating loss	(41,406)	(2,217)			(1,570)		(45,193)

Interest expense (income), net	(7)	(13)					(20)

Loss before income taxes	(41,399)	(2,204)			(1,570)		(45,173)

Provision for income taxes	6	—			—	(C)	6

Net loss	$(41,405)	$(2,204)			$(1,570)		$(45,179)

Net loss per share:

Basic and diluted	$(4.20)	$(0.14)					$(2.18)

Number of shares used in per share computations:

					(16,124	) (D)

Basic and diluted	9,862	16,124			10,875	(D)	20,737

SSP and BIZ Notes to Pro Forma Combined Data

(A)	The adjustments reflect the acquisition of BIZ under the purchase method of accounting through the issuance of 10.875 million shares of SSP common stock with a fair value of $64,662,000 for all of the outstanding common and preferred stock of BIZ (including the assumption of BIZ stock options and warrants) and the assumption of net assets of approximately $6,200,000 as of March 31, 2001. As of August 24, 2001, the consummation date, the net assets of BIZ had decreased to approximately $180,000. Accordingly, there will be a corresponding change in the final purchase price allocation from net tangible assets to goodwill. The Company is in the process of obtaining a finalized independent valuation of the intangible assets including goodwill and In-Process Research and Development (IPR&D), of BIZ to determine, their fair value, accordingly finalized amounts could vary. The fair value of the tangible assets acquired and liabilities assumed of BIZ approximate their carrying values.

Based on the preliminary valuation analysis the allocation of identifiable and separable intangible assets and goodwill is as follows:

Completed technology	$5,900,000	7 years

Strategic relationships	2,800,000	1 to 5 years

Goodwill	46,454,420

IPR&D	3,300,000

(B)	Statement of Financial Accounting Standards No. 141 “Business Combinations”, or Statement 141, is effective for all purchase business combinations completed after June 30, 2001, accordingly no goodwill amortization will be recorded. The allocations to identifiable intangibles, goodwill, and IPR&D has been based on a preliminary valuation analysis and, accordingly, are subject to change. As the pro forma adjustments do not incorporate the impact of IPR&D on the statements of operations, a change in the value allocated to IPR&D would not effect the pro forma statements of operations. A change in the value allocated to completed technology or strategic relationships of $1,000,000 would result in a $0.01 change to EPS for the twelve months ended December 31, 2000 and no change to EPS for the three months ended March 31, 2001.

(C)	In accordance with Statement 109 a deferred tax liability has been established due to differences in book versus tax values, along with a corresponding reduction to the valuation allowance. In addition, the tax benefit associated with the issuance of vested stock options to BIZ employees is not considered material.

(D)	Reflects the exchange of all of BIZ’s outstanding common stock and preferred stock for 10.875 million shares of SSP’s common stock in connection with the merger and the assumption of as converted approximately 865,915 BIZ stock options and 213,806 BIZ warrants, less a warrant to acquire 190,050 shares of BIZ stock held by SSP, which was cancelled in connection with the merger. The new options and warrants are not included in the number of shares used in the per share computations as the effect would be anti-dilutive.

(E)	To account for costs anticipated to be incurred as a direct result of the merger, including legal fees, accounting fees and valuation services fees.

(F)	The increase in deferred compensation was calculated as the increase in the intrinsic value of the unvested awards, measured as the difference between the original fair value and the fair value at the consummation date. Reflects amortization related to deferred compensation resulting from the intrinsic value of unvested stock options issued in the merger.

(G)	Non-cash stock based compensation charges of $69,000 and $94,000 are included in research and development and selling, general and administrative expenses, respectively for the historical three months ended March 31, 2001 of BIZ. Non-cash stock based compensation charges of $117,000 and $176,000 are included in research and development and selling, general and administrative expenses, respectively for the historical period from April 30, 2000 (inception) to December 31, 2000 of BIZ.

(H)	To reflect the sale of 1.0 million shares of Wave stock and the application of $1,000,000 of the proceeds to repurchase the BIZ Series A preferred stock as a result of the exercise of the put option on April 2, 2001.

(I)	Amounts do not reflect the approximate $3,300,000 of purchase price allocated to IPR&D based on a preliminary valuation analysis. The Company is utilizing a third-party appraiser to assess and allocate values to the IPR&D. The preliminary values assigned to these projects were determined by identifying projects that have economic value but that had not yet reached technological feasibility and that have no alternative future use. These products have not been released to the market as of the date of the merger, but the features and functionality of the products had been defined.

The preliminary values of these projects were determined using the Income Forecast Method. In applying the Income Forecast method, the value of the acquired technologies was estimated by discounting to present value, the free cash flows generated by the products with which the technologies are associated. Adjustments were made to provide for a fair return to fixed assets, working capital and other assets that contribute to value. The estimates were based on the following assumptions:

The estimated revenues assume average compound annual revenue growth of 44% to 197% during fiscal years 2002 through 2007, depending on the product line. These projections are based on management’s estimates over the expected remaining economic lives of the technologies. IPR&D value is comprised of three on-going projects. The estimated cost of revenue as a percentage of revenues is expected to be 55%. The estimated cost to complete the three on-going projects is $5,125,000.

The discount rates used in the preliminary valuation reflect the relative risk of the product lines. For IPR&D projects, the discount rates ranged from 40% to 45%, which was based on the amount and risk of effort remaining to complete the respective development projects.

The Company believes that the forgoing assumptions used in determining the income forecast associated with the IPR&D products are reasonable. No assurance can be given, however, that the underlying assumptions used to estimate the income forecast, the ultimate revenues and costs on such projects, or the events associated with such projects, will transpire as estimated. The resulting value for IPR&D will be charged to operations in the quarter ended September 30, 2001 in accordance with accounting principles generally accepted in the United States of America. See pro forma effect on retained earnings at Note (J).

(J)	To reflect the impact of the IPR&D charge.